Exhibit 99.B(g)(2)

EXECUTED VERSION

AMENDMENT TO THE AMENDED AND RESTATED CUSTODIAN SERVICES AGREEMENT

This Amendment to the Amended and Restated Custodian Services Agreement, dated as of                                 , 2012 (“Amendment”), is being entered into by and between The Bank of New York Mellon (as assigned from BNY Mellon Investment Servicing Trust Company and formerly, PFPC Trust Company) (the “Bank”) and PNC Funds (the “Fund”).

Background

The Bank (under its former name, PFPC Trust Company) and the Fund entered into an Amended and Restated Custodian Services Agreement, dated as of June 30, 2010 (the “Agreement”).

Terms

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as set forth above and as follows:

1.             All references in the Agreement to “PFPC Trust Company” and “PFPC Trust” shall be replaced with “The Bank of New York Mellon” and “Bank,” respectively.

2.             Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Appointment.  The Fund hereby appoints the Bank to provide custodian services to the Fund as set forth herein, on behalf of each of its separate series (each, a “Portfolio”), and the Bank accepts such appointment and agrees to furnish such services.  The Bank represents and warrants that the complete set of services to be provided hereunder are reasonably designed to assist the Portfolios in complying with applicable law, as amended from time to time.  The Bank shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third-party service providers engaged by the Fund or by any other third-party service provider.”

3.             The third sentence in Section 19(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

“The scope of services to be provided by the Bank under this Agreement shall be increased automatically as a result of new or revised regulatory or other requirements that may become applicable with respect to the services provided to or on behalf of a Portfolio hereunder.  To the extent that any such new or revised regulatory or other requirements applicable to a Portfolio materially increase the cost to the Bank of providing services under this Agreement, The Bank agrees to review those costs with the Fund, and, upon request, the parties shall then in good faith negotiate mutually agreeable fees with respect to such additional or enhanced services.”

4.             Except as explicitly amended herein, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

5.             The governing law of the Agreement shall be the governing law of this Amendment.

6.             This Amendment constitutes the complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

7.             This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

PNC Funds	The Bank of New York Mellon

By:	By:

Name:	Name:

Title:	Title: